UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 9, 2005

_____________________________________________________________________

KNIGHT TRANSPORTATION, INC.
(Exact name of registrant as specified in its charter)

Arizona	000-24946	86-0649974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 W. Buckeye Road, Phoenix, AZ	85043
(Address of principal executive offices)	(Zip Code)

(602) 269-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Stock Split

On Wednesday, November 9, 2005, the Board of Directors of Knight Transportation, Inc., an Arizona corporation (the "Company"), declared a 3-for-2 stock split on all shares of the Company’s outstanding common stock that will be effected in the form of a stock dividend. The stock split will entitle all shareholders of record as of the close of business on November 30, 2005, to receive one additional share of common stock for every two shares of common stock held on that date. The additional shares will be distributed to shareholders on or about December 23, 2005. Cash will be paid in lieu of issuing fractional shares. The Company currently has approximately 56.9 million shares of common stock outstanding, and after giving effect to the stock split, will have approximately 85.4 million shares outstanding.

Cash Dividend

On Wednesday, November 9, 2005, the Company’s Board of Directors also declared a cash dividend of $0.02 per share on its common stock. The dividend is payable to shareholders of record on January 31, 2006, and is expected to be paid on February 14, 2006. The cash dividend per share expected to be paid on February 14, 2006, is the same amount per share as paid for the past four quarters. However, with the expected increase in outstanding shares in relation to the stock split, the aggregate amount of the cash dividend is expected to increase by approximately 50%. The Company currently expects to continue to pay quarterly cash dividends in the future. The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the company’s financial performance. Future payment of cash dividends, and the amount of any such dividends, will depend upon financial condition, results of operations, cash requirements, tax treatment, and certain corporate law requirements, as well as other factors deemed relevant by the Company's Board of Directors.

A copy of the press release issued by the Company on November 14, 2005, is attached to this report as Exhibit 99.1.

Kathryn L. Munro Named Chair of Compensation Committee

On Wednesday, November 9, 2005, the Board of Directors of the Company also named Kathryn L. Munro to succeed Mark A. Scudder as Chairperson of the Compensation Committee. Ms. Munro was appointed to the Company’s Board of Directors in April 2005. She is a principal of BridgeWest, LLC, a private equity investment company specializing in wireless technology companies. Ms. Munro was the Chairperson of BridgeWest from February 1999 until July 2003. From 1996 to 1998, Ms. Munro served as Chief Executive Officer of Bank of America's Southwest Banking Group, and was President of Bank of America Arizona from 1994 to 1996. Ms. Munro has served on the boards of directors of Flow International Corporation, a Seattle-based manufacturer of industrial tools, since 1996; Pinnacle West Capital Corporation, the holding company of Arizona Public Service and Pinnacle West Energy, since 2000; and Capitol Bancorp Limited, a Michigan-based multi-bank holding company, since 2002.

The information in this report and the exhibit hereto may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are made based on the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results or events may differ from those anticipated by forward-looking statements. In particular, our declaration of future dividends is subject to various risks and uncertainties, including: our inability to declare a dividend in compliance with applicable laws; restrictions on the payment of dividends under existing or future credit agreements or other financing arrangements; changes in tax laws relating to corporate dividends; a determination by the Board of Directors that the declaration of a dividend is not in the best interests of the company and its shareholders; an increase in our cash needs or a decrease in available cash; or a deterioration in our financial condition or results, including as a result of those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Please refer to various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission for information concerning risks, uncertainties and other factors that may affect future results.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
	EXHIBIT NUMBER	EXHIBIT DESCRIPTION
	99.1	Knight Transportation, Inc. press release announcing 3-for-2 stock split, cash dividend

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT TRANSPORTATION, INC.

Date: November 14, 2005	By:	/s/ David A. Jackson
David A. Jackson
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
99.1	Knight Transportation, Inc. press release announcing 3-for-2 stock split, cash dividend